EXHIBIT 10.2

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
GAIN CAPITAL HOLDINGS, INC. (“BUYER”),
TOP THIRD AG MARKETING LLC (“COMPANY”),
GLOBAL ASSET ADVISORS, LLC (“GAA”),
and
MARK GOLD,
LUCKY GOOD DOG, L.L.C. and
GLENN A. SWANSON (“SELLERS”),
and
MARK GOLD (“SELLERS’ REPRESENTATIVE”)
dated as of
March 7, 2014

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TABLE OF CONTENTS

Page

ARTICLE 1	DEFINITIONS 1

ARTICLE 2 PURCHASE AND SALE    10

Section 2.01	Purchase and Sale 10

Section 2.02	Purchase Price 10

Section 2.03	Closing Deliveries and Obligations 10

Section 2.04	Closing 11

Section 2.05	Cash Amount Adjustment 11

Section 2.06	Escrow 13

Section 2.07	Withholding Tax 13

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLERS AND GAA 13

Section 3.01	Authority of Sellers and GAA 14

Section 3.02	Organization, Qualification and Authority of the Company 14

Section 3.03	Capitalization 15

Section 3.04	Subsidiaries 15

Section 3.05	No Conflicts; Consents 15

Section 3.06	Financial Statements; Undisclosed Liabilities 16

Section 3.07	Absence of Certain Changes, Events and Conditions 16

Section 3.08	Material Contracts 17

Section 3.09	Title to and Sufficiency of Assets; Real Property 19

Section 3.10	Intellectual Property 20

Section 3.11	Insurance 22

Section 3.12	Legal Proceedings; Governmental Orders 22

Section 3.13	Compliance with Laws; Permits 22

Section 3.14	Environmental Matters 23

Section 3.15	Employee Benefit Matters 23

Section 3.16	Employment Matters 25

Section 3.17	Taxes 26

Section 3.18	Brokers 27

Section 3.19	Transaction Bonuses 27

Section 3.20	Bank Accounts 27

Section 3.21	Certain Payments 28

Section 3.22	Introducing Broker Matters 28

Section 3.23	Full Disclosure 29

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER 29

Section 4.01	Organization and Authority of Buyer 29

Section 4.02	No Conflicts; Consents 29

Section 4.03	Investment Purpose 29

Section 4.04	Brokers 30

Section 4.05	Legal Proceedings 30

ARTICLE 5	COVENANTS 30

Section 5.01	Pre-Closing Covenants 30

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TABLE OF CONTENTS
(continued)
Page

Section 5.02	Post-Closing Covenants 32

ARTICLE 6	CONDITIONS TO CLOSING 36

Section 6.01	Conditions to Obligations of All Parties 36

Section 6.02	Conditions to Obligations of Buyer 36

Section 6.03	Conditions to Obligations of Sellers and GAA 38

ARTICLE 7	INDEMNIFICATION 39

Section 7.01	Survival 39

Section 7.02	Indemnification by Sellers 40

Section 7.03	Indemnification by Buyer 40

Section 7.04	Certain Limitations 40

Section 7.05	Indemnification Procedures 41

Section 7.06	Tax Treatment of Indemnification Payments 43

Section 7.07	Effect of Investigation 43

Section 7.08	Exclusive Remedies 43

Section 7.09	Insurance 43

Section 7.10	Mitigation 43

Section 7.11	Sellers’ Representative 43

ARTICLE 8	TERMINATION 45

Section 8.01	Termination 45

Section 8.02	Effect of Termination 46

ARTICLE 9	MISCELLANEOUS 46

Section 9.01	Publicity 46

Section 9.02	Expenses 46

Section 9.03	Notices 47

Section 9.04	Interpretation 48

Section 9.05	Headings 48

Section 9.06	Severability 48

Section 9.07	Entire Agreement 48

Section 9.08	Successors and Assigns 49

Section 9.09	No Third-Party Beneficiaries 49

Section 9.10	Amendment and Modification; Waiver 49

Section 9.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial 49

Section 9.12	Specific Performance 50

Section 9.13	Conflicts and Privilege 50

Section 9.14	Disclosure Schedule References 51

Section 9.15	Counterparts 51

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EXHIBIT LIST:
Exhibit 1.01 – Accounting Principles and Cash Adjustments
Exhibit 6.02(j) – Gold Employment Letter
Exhibit 6.02(l) – Release of Claims
Exhibit 6.02(n) – GAA Purchase Agreement
Exhibit 6.02(o) – Top Third Operating Agreement
Exhibit 6.02(p) – GAA Operating Agreement

•
ALL EXHIBITS AND SCHEDULES HAVE BEEN REMOVED FROM THIS EXHIBIT 10.2 IN ACCORDANCE WITH ITEM 601(B) OF REGULATION S-K. A COPY OF ANY OMITTED EXHIBITS OR SCHEDULES WILL BE FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), dated as of March 7, 2014, is entered into by and among GAIN Capital Holdings, Inc., a Delaware corporation (“Buyer”), Top Third Ag Marketing LLC, a Delaware limited liability company (the “Company”), Mark Gold (“Gold”), Global Asset Advisors, LLC, an Illinois limited liability company (“GAA”), Lucky Good Dog, L.L.C., a Delaware limited liability company (“Lucky Good Dog”), and Glenn A. Swanson (“Swanson” and, together with Gold and Lucky Good Dog, “Sellers”), and Gold, as the “Sellers’ Representative.” Buyer, the Company, GAA, Sellers and the Sellers’ Representative are sometimes referred to in this Agreement individually as a “party” and collectively as the “parties.”
RECITALS
A.    Gold and GAA are the record and beneficial owners of all of the issued and outstanding membership interests of the Company (the “Interests”).
B.    Lucky Good Dog and Swanson are the record and beneficial owners of all of the issued and outstanding membership interests of GAA, and immediately prior to Closing GAA will distribute its Interests to Lucky Good Dog and Swanson in proportion to their respective ownership interests in GAA (the “GAA Distribution”) so that such Persons shall be Sellers hereunder.
C.    Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, certain of the Interests from each Seller, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
The following terms have the meanings specified or referred to in this Article 1:
“2013 Financial Statements” has the meaning set forth in Section 3.06(a).
“Accounting Policies” means the accounting policies, principles, practices and methodologies in accordance with GAAP except as otherwise set forth on Exhibit 1.01, as consistently applied in the preparation of the Balance Sheet.
“Accounts Receivables” means accounts receivable of the Company calculated as of the Closing in accordance with GAAP.
“Acquisition Proposal” has the meaning set forth in Section 5.01(h)(i).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, that except as otherwise expressly provided herein, the Company shall not be considered an Affiliate of any Seller; and provided, further, that any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and 16a-1(e) of the Exchange Act) of each Seller shall be considered an Affiliate of such Seller. The term “control” (including the terms “controlled by” and “under common control with”)

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means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Assignment Agreement” has the meaning set forth in Section 2.03(b)(i).
“Auditor” has the meaning set forth in Section 2.05(e)(ii).
“Balance Sheet” has the meaning set forth in Section 3.06(a).
“Balance Sheet Date” has the meaning set forth in Section 3.06(a).
“Benefit Plan” has the meaning set forth in Section 3.15(a).
“Business Day” means any day, except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law (as defined below) to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Ancillary Agreements” has the meaning set forth in Section 4.01.
“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by Buyer to Sellers and GAA concurrently with the execution and delivery of this Agreement.
“Buyer Indemnitees” has the meaning set forth in Section 7.02.
“Buyer’s Cash Amount Calculation” has the meaning set forth in Section 2.05(c).
“Buyer’s Cash Amount Certificate” has the meaning set forth in Section 2.05(c).
“Cap” has the meaning set forth in Section 7.04(b).
“Cash” means the sum of all cash and cash equivalents of the Company, at the end of business on the Business Day immediately preceding the Closing Date as determined in accordance with the Accounting Policies, adjusted to reflect the other items set forth on Exhibit 1.01.
“Cash Amount” is equal to the amount of Cash remaining in the Company immediately prior to the Closing Date minus (i) the Transaction Expenses Amount, (ii) Personal Obligations accrued but unpaid as at Closing, and (iii) any outstanding Indebtedness of the Company as at Closing.
“Cash Amount Estimate Certificate” has the meaning set forth in Section 2.05(b).
“Cash Amount Objection” has the meaning set forth in Section 2.05(e)(i).
“Cash Amount Objection Deadline” has the meaning set forth in Section 2.05(e)(i).
“Cause” means the occurrence of any of the following: (a) the applicable employee’s material breach of any provision of his or her employment letter or employment agreement with the Company or any of its Affiliates; (b) such employee’s gross negligence (other than as a result of disability) or willful misconduct

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in carrying out his or her duties under his or her employment letter or employment agreement with the Company or any of its Affiliates, resulting in harm to the Company or such Affiliate; (c) such employee’s material breach of any of his or her fiduciary obligations as an officer of the Company or any of its Affiliates; (d) any conviction by a court of law of, or entry of a pleading of guilty or nolo contendere by such employee with respect to, a felony or any other crime for which fraud or dishonesty is a material element, excluding traffic violations; or (e) such employee willfully or recklessly engaging in conduct which is materially injurious to the Company or any of its Affiliates, monetarily or otherwise. For purposes of determining Cause, no act or omission by an applicable employee shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that such employee’s action or omission was in the best interests of the Company or the applicable Affiliate of the Company. Any act or failure to act based upon: (i) specific authority with respect to such action or failure to act given pursuant to a resolution duly adopted by the Company’s Board of Managers, or (ii) advice of counsel for the Company or any of its Affiliates, shall be conclusively presumed to be done or omitted to be done by such employee in good faith and in the best interests of the Company or the applicable Affiliate of the Company.
“CEA” has the meaning set forth in Section 3.22(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.
“CFTC” has the meaning set forth in Section 3.12(d).
“Closing” has the meaning set forth in Section 2.04.
“Closing Cash Payment” means an amount equal to the Upfront Cash Amount minus the Escrow Amount minus the Estimated Cash Amount (if negative).
“Closing Date” has the meaning set forth in Section 2.04.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble.
“Company Ancillary Agreements” has the meaning set forth in Section 3.02(b).
“Company Intellectual Property” has the meaning set forth in Section 3.10(b).
“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement between Buyer and the Company.
“Continuing Employee” means any individual who is employed (including any such individual who is not actively at work on account of illness, disability or other permitted leave of absence) on the Closing Date by the Company and who continues in such employment after the Closing Date.
“Counsel” has the meaning set forth in Section 9.13.
“Daniels” means Andrew W. Daniels.
“Direct Claim” has the meaning set forth in Section 7.05(c).

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“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and GAA to Buyer concurrently with the execution and delivery of this Agreement.
“Dollars or $” means the lawful currency of the United States.
“Drop Dead Date” has the meaning set forth in Section 8.01(b)(i).
“Employees” means those individuals employed by the Company and those individuals who are engaged as consultants or independent contractors of the Company, in each case as of immediately prior to the date of this Agreement.
“Encumbrance” means any lien, pledge, collateral assignment, hypothecation, mortgage, deed of trust, security interest, title retention, conditional sale or other security arrangement, charge, claim, ownership or right to use, easement, encroachment or other encumbrance of any kind whatsoever.
“Environmental Claim” means any action, suit, order, directive, claim, lien, subpoena, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged noncompliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to waste or pollution (or the investigation or cleanup thereof) or the protection of natural resources, wetlands, flood plains, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, vapor, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any analogous state statue and its implementing regulations): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and the New Jersey Spill Compensation and Control Act.
“Environmental Notice” means any written directive, notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged noncompliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, clearance, notification, consent, waiver, closure, exemption, decision or other authorization required under or issued, granted, given, or authorized by any Governmental Authority or pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

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“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Account” has the meaning set forth in Section 2.06.
“Escrow Agent” has the meaning set forth in Section 2.06.
“Escrow Agreement” has the meaning set forth in Section 2.06.
“Escrow Amount” has the meaning set forth in Section 2.06.
“Estimated Cash Amount” has the meaning set forth in Section 2.05(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fundamental Representations” has the meaning set forth in Section 7.01(a)(i).
“GAA” has the meaning set forth in the preamble.
“GAA Distribution” has the meaning set forth in the recitals.
“GAA Operating Agreement” has the meaning set forth in Section 6.02(p).
“GAA Purchase Agreement” has the meaning set forth in Section 6.02(n).
“GAAP” means United States generally accepted accounting principles in effect as of the date hereof.
“Gold” has the meaning set forth in the preamble.
“Gold Contingent Payment” has the meaning set forth in Section 2.03(a)(i).
“Gold Employment Letter” has the meaning set forth in Section 6.02(j).
“Gold Option” means the option by Gold to purchase 16% of the Interests from GAA pursuant to Section 6.5 of the Operating Agreement of the Company.
“Good Reason” as to Gold means the occurrence of any of the following without the Gold’s consent: (a) a material diminution in Gold’s authority, duties, responsibilities or job title; (b) a relocation of the Company’s principal offices in Chicago, Illinois, or of Gold’s principal office (if different), to a location that is not within the Chicago metropolitan area; or (c) any action or inaction by the Company or any of its Affiliates that materially breaches any agreement between the Company or such Affiliate or Buyer, on the one hand, and Gold, on the other hand.
“Governmental Authority” means any foreign or domestic federal, state, local or other government or political subdivision thereof, or any agency, instrumentality subdivision, department or branch of such government or political subdivision, or any self-regulatory organization, governmental commission, arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, lien, directive, injunction, decree, stipulation, subpoena, written determination or award entered by or with any Governmental Authority.

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“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, infectious or chemotherapeutic agent, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, pollutional or polluting, toxic, explosive, corrosive, reactive or words of similar import or regulatory effect under Environmental Laws; (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde insulation and polychlorinated biphenyls; and (c) any other chemical, substance or compound that is inimical to human health or the environment.
“Indebtedness” means, with respect to any Person, without duplication, all principal, interest, premiums or other obligations related to (a) all indebtedness or liability for or in respect of borrowed money, (b) all monetary obligations evidenced by or relating to bonds, notes, debentures or other similar instruments, (c) all monetary obligations or liabilities upon which interest charges are customarily paid, (d) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all monetary liabilities or obligations under conditional sale or other title retention agreements relating to property purchased and customer deposits, (f) all monetary liabilities or obligations issued or assumed as the deferred purchase price of property or services, including trade payables, (g) all monetary liabilities or obligations secured by any Encumbrance on property or assets owned, (h) all retention bonuses, success fees, change in control and similar payments, severance and related employment costs incurred as a result of or in connection with this Agreement or the consummation of the transactions contemplated hereby, (i) all Indebtedness of the type referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, (j) accrued liability for management and employee bonuses (other than any retention bonuses, success fees, change in control and similar payments, severance and related employment costs incurred as a result of or in connection with this Agreement or the consummation of the transactions contemplated hereby) through the Closing Date, and (k) all accrued and unpaid interest, fees and penalties on or relating to any of the foregoing (including prepayment penalties).
“Indemnified Party” has the meaning set forth in Section 7.04.
“Indemnifying Party” has the meaning set forth in Section 7.04.
“Insurance Policies” has the meaning set forth in Section 3.11.
“Intellectual Property” has the meaning set forth in Section 3.10(a).
“Interests” has the meaning set forth in the recitals.
“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification means the knowledge of Gold, Daniels, Swanson and Ed Dugan, in each case after reasonable inquiry.
“Law” means any foreign or domestic federal, state, local or other statute, law, ordinance, regulation, rule, administrative interpretation, code, order, writ, constitution, treaty, common law, judgment, injunction, decree, other requirement or rule of law of any Governmental Authority.
“Losses” means all losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.
“Lucky Good Dog” has the meaning set forth in the preamble.
“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the condition (financial or otherwise), business, assets, results of operations of such Person, excluding any effect

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resulting from (A) any developments or occurrences relating to or affecting domestic or foreign economic or political conditions in general or the financial markets in general not having a materially disproportionate effect on such Person relative to other participants in the industry in which such Person operates, (B) changes (including changes of Law) or conditions generally affecting the industry in which such Person operates and not having a materially disproportionate effect on such Person relative to other participants in the industry in which such Person operates, (C) any commencement, continuation or escalation of any act of terrorism, war (whether declared or undeclared), sabotage or natural disasters not having a materially disproportionate effect on such Person relative to other participants in the industry in which such Person operates, or (D) changes (or prospective changes), after the date hereof, in GAAP or, in either case, the enforcement or interpretation thereof not having a materially disproportionate effect on such Person relative to other participants in the industry in which such Person operates, or (ii) such Person’s ability to consummate the transactions contemplated by this Agreement.
“Material Contracts” has the meaning set forth in Section 3.08(a).
“NFA” has the meaning set forth in Section 3.12(d).
“Ownership Percentages” has the meaning set forth in Section 2.03(a)(i).
“party” or “parties” has the meaning set forth in the preamble.
“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities for the Company to conduct its business as conducted on the date hereof.
“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Information” has the meaning set forth in Section 3.10(h).
“Personal Obligations” means any liability or other obligation accrued, incurred or payable by the Company to or for the benefit of Gold, Daniels, Swanson, Lucky Good Dog or any of them.
“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and that portion of any Straddle Period ending on the Closing Date.
“Post-Closing Tax Period” means any Tax period or portion of a Straddle Period that is not a Pre-Closing Tax Period.
“Pre-Closing Tax Returns” has the meaning set forth in Section 5.02(d)(i).
“Predecessor” means any Person whose liabilities, including liabilities arising under any Environmental Law, have or may have been retained or assumed by the Company, either contractually or by operation of Law.
“Pro Rata Fraction” has the meaning set forth in Section 5.02(d)(iii).
“Purchase Price” has the meaning set forth in Section 2.02.

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“Purchased Interests” has the meaning set forth in Section 2.01.
“Qualified Benefit Plan” has the meaning set forth in Section 3.15(b).
“Real Property” means the real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air, whether indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture) of any Hazardous Material.
“Release Date” has the meaning set forth in Section 7.01(a)(iv).
“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller/GAA Ancillary Agreements” has the meaning set forth in Section 3.01.
“Seller Indemnitees” has the meaning set forth in Section 7.03.
“Sellers” has the meaning set forth in the preamble.
“Sellers’ Representative” has the meaning set forth in the preamble.
“Seminars” means live seminars or active promotion and participation in conferences, trade shows or conventions, primarily aimed at farmers, ranchers and others, designed to highlight methods for using commodity options for risk exposure management for crops and livestock.
“Seminar Requirements” means (i) the Company organizing or arranging (A) 34 Seminars in the first twelve-month period following the Closing Date (“Year 1”), (b) 38 Seminars in the second twelve-month period following the Closing Date (“Year 2”), and (C) 42 Seminars in the third twelve-month period following the Closing Date (“Year 3”), and (ii) Gold being advertised as attending in a prominent speaking role, and Gold completing, conducting or participating in such attendance, activity or speaking engagement, at the number of Seminars for the applicable “Year” as set forth below:

	Year 1	Year 2	Year 3
“Band 1”	0-18	0-17	0-17
“Band 2”	19-24	18-23	18-22
“Band 3”	25-27	24-26	23-25
“Band 4”	28 or more	27 or more	26 or more
“Straddle Period” means a period that includes the Closing Date but does not end on the Closing Date.

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“Straddle Tax Returns” has the meaning set forth in Section 5.02(d)(ii).
“Subsidiary” as it relates to any Person, means with respect to such Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents (or more than 50% of the voting power of any member-managed, partner-managed or similarly owner-managed entity).
“Swanson” has the meaning set forth in the preamble.
“Target Cash Amount” has the meaning set forth in Section 2.05(a).
“Taxes” means all foreign and domestic federal, state, local and other taxes, assessments, charges, duties, tariffs, deficiencies, fees, levies or other governmental charges (including interest, fines, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added, alternative, estimated, escheat liabilities and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Authority, whether disputed or not (in each case together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties), including any of such liabilities of another Person for which the Person is liable (i) pursuant to any Law, tax sharing arrangement or any other contract or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group.
“Tax Return” means any report, return (including any information return), statement, schedule, notice, form, declaration, claim for refund or other statement, document or information (including any schedule or attachment thereto or amendment thereof) required to be supplied to a Governmental Authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to Taxes, including any estimated returns and reports of every kind, with respect to Taxes.
“Third-Party Claim” has the meaning set forth in Section 7.05(a).
“Threshold” has the meaning set forth in Section 7.04(a).
“Top Third” has the meaning set forth in the preamble.
“Top Third Operating Agreement” has the meaning set forth in Section 6.02(o).
“Total Release Firm Offer” has the meaning set forth in Section 7.05(b).
“Transaction Expenses Amount” means all expenses of the Company, GAA or Sellers in connection with this Agreement and the Closing of the transactions contemplated by this Agreement, in each case that remain unpaid as of the Closing Date.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.
“Upfront Cash Amount” means $4,749,289.

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“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
ARTICLE 2
PURCHASE AND SALE
Section 2.01    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers will sell and transfer to Buyer, and Buyer will purchase from Sellers, the following Interests (collectively, the “Purchased Interests”), in each case free and clear of all Encumbrances and for the consideration specified in Section 2.02:
Seller                Interests

Gold                55% of the Interests held by Gold
Lucky Good Dog        55% of the Interests held by Lucky Good Dog
Swanson            55% of the Interests held by Swanson

Section 2.02    Purchase Price. The aggregate purchase price to be paid by Buyer to Sellers for the Purchased Interests (the “Purchase Price”) shall be an amount equal to the Upfront Cash Amount, minus the adjustments, if any, pursuant to Section 2.05(e).
Section 2.03    Closing Deliveries and Obligations.
(a)    At the Closing, Buyer will deliver, or cause to be delivered:
(i)    to Sellers, the Closing Cash Payment by wire transfer of immediately available funds, which aggregate payment shall be allocated among Sellers in proportion to each Seller’s ownership of the Interests as set forth in Section 3.03(a) of the Disclosure Schedules (the respective “Ownership Percentages”), and made to the account of each Seller that is identified to Buyer in writing at least two Business Days prior to Closing; provided, however, that the portion of the Closing Cash Payment payable to Gold shall be paid as follows: (A) 50% of the portion of the Closing Cash Payment payable to Gold shall be paid to Gold at the Closing in accordance with this clause (i), and (B) subject to Gold’s satisfaction of the applicable “Band” related to the Seminar Requirements in each of Year 1, Year 2 and Year 3, the remaining portion of the Closing Cash Payment payable to Gold (one-third (1/3) of such aggregate amount for each applicable “Year” being referred to herein as the “Gold Contingent Payment”), together with interest earned on any such amount being paid, shall be paid in three nonrefundable installments within 10 days following each of the first three annual anniversaries of the Closing Date, as follows for each of Year 1, Year 2 and Year 3:

Applicable Band Achieved in Applicable Year	Percent of Applicable Gold Contingent Payment Payable to Gold for Such Year
Band 1	0%
Band 2	70%
Band 3	90%
Band 4	100%

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provided further, however, that in the event that (1) Gold’s employment with the Company or any of its Affiliates is terminated by the Company or such Affiliate without Cause or Gold resigns from employment from the Company or such Affiliate for Good Reason, (2) Gold dies or becomes permanently disabled (as determined in good faith by the Company’s Board of Managers), or (3) the Company consummates a Change of Control (as defined in the Top Third Operating Agreement), in each case prior to the 36 month anniversary of the Closing Date, the remaining portion of all Gold Contingent Payments (as if the “Band 4” Seminar Requirements have been fully satisfied) and interest earned on such amount shall be paid by Buyer to Gold within 10 Business Days of the applicable event;
(ii)    to an interest earning account in a financial institution selected by Buyer, an amount equal to the aggregate Gold Contingent Payments; and
(iii)    all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.03 of this Agreement.
(b)    At the Closing, each Seller will deliver, or cause to be delivered, to Buyer:
(i)    an Assignment Agreement, in form and substance reasonably satisfactory to Buyer (the “Assignment Agreement”) and duly executed by each Seller, pursuant to which such Seller will assign the Purchased Interests owned by such Seller to Buyer; and
(ii)    all other agreements, documents, instruments or certificates required to be delivered by Sellers or the Sellers’ Representative at or prior to the Closing pursuant to Section 6.02 of this Agreement.
Section 2.04    Closing. On the terms and subject to the conditions of this Agreement, the purchase and sale of the Purchased Interests will take place at a closing (the “Closing”) to be held at 10:00 a.m. EDT, no later than two Business Days after the last of the conditions to Closing set forth in Article 6 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Drinker Biddle & Reath LLP, 105 College Road East, Princeton, New Jersey 08541, or at such other time or on such other date or at such other place as the Sellers’ Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
Section 2.05    Cash Amount Adjustment.
(a)    The Purchase Price has been established by the parties on the basis and with the understanding that the Cash Amount will be Zero Dollars ($0.00) (the “Target Cash Amount”). Accordingly, if the Cash Amount is greater than the Target Cash Amount, the amount of such excess (a “Cash Surplus Amount”) shall be distributed by the Company to Sellers in accordance with each Seller’s Ownership Percentage, and if the Cash Amount is less than the Target Cash Amount, the Purchase Price will be decreased on a dollar-for-dollar basis by the amount of such deficit (a “Cash Shortfall Amount”).
(b)    At least two Business Days prior to Closing, the Sellers’ Representative will deliver or cause to be delivered to Buyer a certificate, duly signed by Gold on behalf of the Company (the “Cash Amount Estimate Certificate”), setting forth the Company’s good faith estimate of the Cash Amount (the “Estimated Cash Amount”). The Closing Cash Payment will reflect a decrease on a dollar-for-dollar basis by the amount of any Cash Shortfall Amount as set forth in the Cash Amount Estimate Certificate. If, however, the Cash Amount Estimate Certificate reflects a Cash Surplus Amount, the Company

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shall distribute any such Cash Surplus Amount to Sellers in accordance with each Seller’s Ownership Percentage at least one Business Day prior to Closing.
(c)    Within 90 days after the Closing Date, Buyer will deliver to the Sellers’ Representative a certificate (the “Buyer’s Cash Amount Certificate”) setting forth Buyer’s calculation of the final Cash Amount (the “Buyer’s Cash Amount Calculation”).
(d)    The Cash Amount Estimate Certificate and the Buyer’s Cash Amount Certificate will be prepared and calculated in accordance with GAAP applied consistently and in accordance with the Accounting Policies set forth on Exhibit 1.01 and the adjustment to Cash set forth on Exhibit 1.01.
(e)    (1)    During the 45-day period following receipt by the Sellers’ Representative’s of the Buyer’s Cash Amount Certificate, Buyer will provide the Sellers’ Representative access to the working papers and other information supporting the calculation of Buyer’s Cash Amount Calculation. The Buyer’s Cash Amount Certificate will become final and binding on the parties on the 46th day following delivery thereof, unless the Sellers’ Representative gives Buyer written notice of its objection thereto (a “Cash Amount Objection”) prior to such date (the “Cash Amount Objection Deadline”). Within 10 days from the Cash Amount Objection Deadline, assuming there is no Cash Amount Objection, Buyer and the Sellers’ Representative will jointly instruct the Escrow Agent to disburse to Buyer from the Escrow Account or Buyer will cause the Company to distribute to the Sellers’ Representative (on behalf of Sellers and for distribution to Sellers by the Sellers’ Representative in accordance with each Seller’s Ownership Percentage), as the case may be, any true-up amount due based upon the Buyer’s Cash Amount Calculation; provided, however, that if any such true-up amount is due Buyer, Buyer may demand that such payment be made directly by Sellers (which payment obligation shall be allocated between them in accordance with each Seller’s Ownership Percentage) in lieu of Buyer receiving such payment from the Escrow Account.
(i)    If the Sellers’ Representative timely delivers a Cash Amount Objection to Buyer, as contemplated by Section 2.05(e)(i), Buyer and the Sellers’ Representative will, using their good faith efforts, promptly commence to resolve their disagreements with respect to the calculation of the Cash Amount. If Buyer and the Sellers’ Representative are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in a Cash Amount Objection within 15 days following the delivery of the Cash Amount Objection, then Buyer and the Sellers’ Representative will refer the dispute with respect to the items identified in the Cash Amount Objection to an independent public accounting firm mutually acceptable to Buyer and the Sellers’ Representative (the “Auditor”) and will promptly submit to the Auditor, in writing, their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the Cash Amount and make available all working papers and other information supporting their respective calculations of the Cash Amount. In making such calculations, the Auditor shall consider only those items and amounts in the Sellers’ Representative’s and Buyer’s respective calculations of the Cash Amount that are identified as being items and amounts to which the Sellers’ Representative and Buyer have been unable to agree. In resolving any disputed item, the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Buyer and the Sellers’ Representative will use their commercially reasonable efforts to cause the Auditor to deliver its written determination resolving matters submitted to it (the “Auditor Cash Amount Determination”) to Buyer and the Sellers’ Representative no later than 30 days after the dispute is referred to the Auditor (the “Cash Amount Determination Date”). The Auditor Cash Amount Determination will be final, binding and conclusive on the parties, and Buyer and the Sellers’ Representative will jointly instruct the Escrow Agent to disburse to Buyer from the Escrow Account or Buyer will cause the Company to distribute to the Sellers’ Representative (on behalf of Sellers and for distribution to Sellers by the Sellers’ Representative in accordance with each

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Seller’s Ownership Percentage), as the case may be, any true-up amount set forth in the Auditor Cash Amount Determination within 10 days following the Cash Amount Determination Date; provided, however, that if any such true-up amount is due Buyer, Buyer may demand that such payment be made directly by Sellers (which payment obligation shall be allocated between them in accordance with each Seller’s Ownership Percentage) in lieu of Buyer receiving such payment from the Escrow Account. The costs and expenses of the Auditor will be allocated and borne between Buyer, on the one hand, and the Sellers’ Representative, on the other hand, based upon the extent to which their positions on the disputed items are reflected in the Auditor Cash Amount Determination, as determined by the Auditor. Each party agrees to execute, if requested by the Auditor, a reasonable engagement letter, including customary indemnities in favor of the Auditor. In acting under this Agreement, the Auditor will be entitled to the privileges and immunities of an arbitrator.
(f)    Notwithstanding anything to the contrary herein, the parties acknowledge and agree that each item required to be reflected in the Cash Amount is intended to, and shall, be accounted for only once, without duplication, in determining the adjustments to be made to the Purchase Price in accordance with this Agreement, including pursuant to this Article 2 and Article 7.
Section 2.06    Escrow.
(a)    Buyer and Sellers agree that at the Closing, Buyer will wire transfer to a certain escrow account to be established by the parties (the “Escrow Account”) with an escrow agent mutually acceptable to Buyer and the Sellers’ Representative (the “Escrow Agent”) $200,000 of the Closing Cash Payment (the “Escrow Amount”). The Escrow Amount will be held, administered and distributed by the Escrow Agent in an interest bearing account in accordance with the terms and subject to the conditions of an escrow agreement to be entered into by Buyer, the Sellers’ Representative and the Escrow Agent at the Closing and in form and substance reasonably satisfactory to Buyer and the Sellers’ Representative (the “Escrow Agreement”), which Escrow Agreement will contain customary terms and conditions and will provide for the release of one half of the Escrow Amount 12 months following Closing (less any paid or pending indemnification claims), with the remainder of the Escrow Amount (less any pending indemnification claims) released 18 months after Closing.
(a)    If at any time one or more indemnification claims have been asserted in good faith by Buyer (on its own behalf or on behalf of any other Buyer Indemnitee) against Sellers pursuant to Section 7.02 of this Agreement, and if Gold’s proportionate liability with respect to such indemnity claim exceeds the sum of the amounts then held in the Escrow Account, if any (any such excess being referred to as the “Setoff Amount”), Buyer shall give Gold written notice thereof (a “Set-Off Notice”), which Set-Off Notice shall set forth the Setoff Amount. If Buyer delivers a Set-Off Notice, the unpaid amount of any Gold Contingent Payment that has been earned by Gold but not yet paid pursuant to Section 2.03(a)(i)(B) shall be reduced by the Set-Off Amount set forth in such Set-Off Notice. If Buyer shall assert a good faith claim against any portion of a Gold Contingent Payment for set-off pursuant to this Section 2.06(b) with respect to which a final determination of liability shall not have been made, Buyer shall pay to Gold the Setoff Amount with respect to such claim, or any portion thereof that is in excess of Gold’s liability with respect to such claim, at such time as a final determination of liability is made by a court of competent jurisdiction or as otherwise agreed by Gold and Buyer.
Section 2.07    Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price and all other amounts payable under this Agreement all Taxes that Buyer and the Company are required to deduct and withhold under any provision of Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS AND GAA
Except as set forth in the Disclosure Schedules, Sellers and GAA represent and warrant to Buyer as follows in this Article 3.
Section 3.01    Authority of Sellers and GAA.
(a)    Each Seller and GAA have all necessary power and authority to enter into this Agreement, to carry out their obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by GAA and Sellers of this Agreement and each of the agreements, certificates and documents required to be delivered by GAA and Sellers pursuant to the terms of this Agreement and listed in Section 3.01(a) of the Disclosure Schedules (the “Seller/GAA Ancillary Agreements”), the performance by GAA and Sellers of their obligations under this Agreement and the Seller/GAA Ancillary Agreements, and the consummation by GAA and Sellers of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, if any, on the part of GAA and Sellers. This Agreement and each of the Seller/GAA Ancillary Agreements have been duly executed and delivered by GAA and Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement and each of the Seller/GAA Ancillary Agreements constitute a legal, valid and binding obligation of each Seller and GAA, enforceable against such Seller and GAA in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)    Lucky Good Dog is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to own its Interests and to execute, deliver and perform its obligations under this Agreement and each of the Seller/GAA Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.
(c)    GAA is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Illinois and has all necessary limited liability company power and authority to own its Interests and to execute, deliver and perform its obligations under this Agreement and each of the Seller/GAA Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.
Section 3.02    Organization, Qualification and Authority of the Company.
(a)    The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business in each jurisdiction listed in Section 3.02(a) of the Disclosure Schedules, and, except as disclosed in Section 3.02(a) of the Disclosure Schedules, the Company is licensed or qualified and in good standing under the laws of each state of the United States and each foreign jurisdiction where the nature of its business requires such licensing or qualification.
(b)    The Company has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and each of the agreements,

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certificates and documents required to be delivered by the Company pursuant to the terms of this Agreement (the “Company Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary limited liability company action on the part of the Company. This Agreement and each of the Company Ancillary Agreements constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 3.03    Capitalization.
(a)    All of the Interests are issued and outstanding and (i) owned of record and beneficially by GAA and Gold as of the date hereof, and (ii) will be owned of record and beneficially by Sellers as of the Closing, in each case as set forth in Section 3.03(a) of the Disclosure Schedules, free and clear of all Encumbrances. The Interests have been duly authorized and are validly issued, fully paid and non-assessable. At Closing each Seller will have good and valid title to such Seller’s portion of the Interests, free and clear of all Encumbrances. Upon delivery to Sellers at the Closing of the Closing Cash Payment together with the other deliveries contemplated by Section 2.03(a), each Seller will convey to Buyer all of such Seller’s right, title and interest in and to such Seller’s portion of the Purchased Interests, free and clear of all Encumbrances (other than Encumbrances created or suffered by Buyer).
(b)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Interests or other equity securities of the Company or obligating GAA, Sellers or the Company to issue or sell any Interests or other equity securities of, or any other interest in, the Company. There are no, and neither Sellers, GAA nor the Company is bound by or subject to any, voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to any of the Interests, except as set forth in Section 3.03(b) of the Disclosure Schedules. No Interests were issued in violation of any preemptive rights. No preemptive rights, rights of first refusal or similar rights exist with respect to the Interests, and no such rights arise or become exercisable by virtue of or in connection with the transactions contemplated by this Agreement.
(c)    There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Interests or other equity securities of the Company. Except for this Agreement, neither the Company, GAA nor any Seller is, or is obligated to become, a party to any contract for the sale of or is otherwise obligated to sell, transfer or otherwise dispose of any Interests.
Section 3.04    Subsidiaries. The Company has no Subsidiaries or other equity investments or interests in any other Person except as set forth in Section 3.04 of the Disclosure Schedules.
Section 3.05    No Conflicts; Consents. The execution, delivery and performance by the Company, GAA and Sellers of this Agreement and the Company Ancillary Agreements and Seller/GAA Ancillary Agreements (as the case may be), and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Certificate of Formation or Operating Agreement of the Company (in each case, as amended), or any provision of the governing documents of GAA or a Seller if such Seller is an entity; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to GAA, Sellers or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent of, notice to or other action by any Person

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under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; or (d) result in the creation of any Encumbrance upon any of the Interests upon any of the material assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to GAA, Sellers or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, except as set forth in Section 3.05 of the Disclosure Schedules.
Section 3.06    Financial Statements; Undisclosed Liabilities.
(a)    Section 3.06(a) of the Disclosure Schedules contains the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2013 and the related statements of income and retained earnings, members’ equity and cash flow for the year then ended (the “2013 Financial Statements”). The 2013 Financial Statements have been prepared from the books and records of the Company in accordance with GAAP applied on a consistent basis throughout the period involved. The 2013 Financial Statements fairly present, in all material respects, the financial condition of the Company as of the date thereof and the results of the operations of the Company for the period indicated, all in accordance with the Accounting Policies. The balance sheet of the Company as of December 31, 2013 is referred to in this Agreement as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.
(b)    Section 3.06(b) of the Disclosure Schedules lists all liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities provided for in the Balance Sheet or disclosed in the notes thereto; (ii) liabilities (other than accounting liabilities) which are reasonably apparent solely from a reading of the disclosures contained in any of the Disclosure Schedules to any person experienced in the industry of the parties hereto without any independent knowledge on the part of such person regarding the matter(s) so disclosed; (iii) liabilities incurred by the Company since the Balance Sheet Date in the ordinary course of business; and (iv) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company.
Section 3.07    Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth in Section 3.07 of the Disclosure Schedules, since the Balance Sheet Date, the Company has operated in the ordinary course of business in all material respects and there has not been any:
(a)    event, occurrence or development that has had (or would reasonably be expected to have) a Material Adverse Effect;
(b)    amendment of the Certificate of Formation or Operating Agreement of the Company;
(c)    split, combination or reclassification of any Interests;
(d)    issuance, sale or other disposition of any of the Company’s equity securities (other than the exercise of the Gold Option and the GAA Distribution), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of such equity securities;
(e)    declaration or payment of any distributions on or in respect of any of the Interests or redemption, purchase or acquisition of the Interests;

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(f)    change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the 2013 Financial Statements;
(g)    incurrence, assumption or guarantee of any Indebtedness for borrowed money, except unsecured current obligations and liabilities incurred in the ordinary course of business;
(h)    sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business consistent in nature and amount with past practice;
(i)    increase in the compensation of any individual Employee by more than $5,000;
(j)    entry by the Company into any employment, severance or termination agreement with any Employee, or any amendment thereto;
(k)    adoption, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the annual obligations of the Company to such plans by more than $50,000 in the aggregate;
(l)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(m)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(n)    action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would reasonably be expected to have the effect of increasing the liability relating or attributable to Taxes of the Company in respect of any Post-Closing Period;
(o)    any material modification from prior practice of (i) any invoice, billing or collections practices with respect to its customers or (ii) any payment practices with respect to its vendors or suppliers;
(p)    any capital expenditure (or series of related capital expenditures) for additions to property, plant or equipment except for expenditures (1) made in the ordinary course of business consistent in nature and amount with past practice, or (2) involving no more than $10,000 individually or $25,000 in the aggregate;
(q)    transfers, assignments or grants of any license or sublicense of any rights to any third party under or with respect to any Company Intellectual Property;
(r)    delays or postponements of the payment of accounts payable or other liabilities outside the ordinary course of business consistent in nature and amount with past practice; or
(s)    any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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Section 3.08    Material Contracts.
(a)    Section 3.08(a) of the Disclosure Schedules lists each of the following contracts and other agreements under which the Company is currently a party or is bound (together with all Leases listed in Section 3.09(c) of the Disclosure Schedules, collectively, the “Material Contracts”):
(ii)    each agreement of the Company involving non-cancellable obligations of, or receipts by, the Company in excess of $25,000 in any one year or $50,000 in the aggregate, or requiring performance, not subject to a right of termination by the Company, by any party more than one year from the date of this Agreement;
(iii)    any agreement with introducing brokers or agreements with current brokers or traders providing for referral fees or commissions (i.e., “give-up fees”);
(iv)    any settlement agreement entered into since January 1, 2011 or otherwise in effect related to any litigation, proceeding or investigation involving the Company;
(v)    any contract relating to the Company Intellectual Property, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses at generally applicable pricing;
(vi)    all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business consistent in nature and amount with past practice;
(vii)    all agreements that relate to the acquisition of any business, a significant portion of the equity interests or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(viii)    except for agreements relating to trade receivables in the ordinary course of business consistent in nature and amount with past practice, all agreements relating to Indebtedness (including guarantees) of the Company;
(ix)    all agreements between or among the Company, on the one hand, and any Seller, GAA or any Affiliate of any Seller or GAA (other than the Company), on the other hand;
(x)    all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party;
(xi)    all employment and non-compete agreements;
(xii)    all agreements with Governmental Authorities;
(xiii)    any agreement that restricts the Company from competing in any line of business or with any Person or in any area or which could so restrict the Company after the Closing Date;

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(xiv)    any partnership, joint venture or other similar agreements or arrangements;
(xv)    all agreements with clearing or carrying firms; and
(xvi)    any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company.
(b)    The Company has delivered or otherwise made available to Buyer true, correct and complete copies of all written Material Contracts. With respect to each Material Contract, (i) such Material Contract is in full force and effect and is valid and enforceable against the Company and, to the Knowledge of Sellers, the other party thereto, in accordance with its terms; and (ii) neither the Company nor, to the Knowledge of Sellers, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
Section 3.09    Title to and Sufficiency of Assets; Real Property.
(a)    The Company has good and marketable title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the 2013 Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)    those items set forth in Section 3.09(a) of the Disclosure Schedules;
(ii)    liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;
(iii)    landlords’, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;
(iv)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;
(v)    (1) customer liens and (2) liens pursuant to the clearing arrangements set forth in Section 3.09(a)(v) of the Disclosure Schedules, in each case in the ordinary course of business;
(vi)    liens or imperfections on property, which do not materially detract from the title to, the value of, or materially interfere or impair any present or intended use of such property or assets; or

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(vii)    liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.
(b)    Except as disclosed in Section 3.09(b) of the Disclosure Schedules, the properties and assets of the Company comprise in all material respects all of the assets and properties of the Company that are used in the conduct of the Company’s business as conducted on the date of this Agreement and are sufficient to conduct such business as currently conducted.
(c)    Section 3.09(c) of the Disclosure Schedules lists the street address of each parcel of Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder.
(d)    The Company does not own, and has never owned, any real property.
Section 3.10    Intellectual Property.
(a)    “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, trade names, service marks, certification marks, service names, brands, trade dress, slogans and logos and all other indicia of origin, including all applications, registrations and renewals associated with any of the foregoing, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and works of authorship (whether or not copyrightable), including all applications registrations, and renewals related to the foregoing and database rights; (iii) trade secrets, confidential information, know-how, inventions (whether or not patentable or reduced to practice), improvements, and other proprietary and confidential information (including all technologies, processes, methods, schematics, techniques, protocols, formulae, algorithms, flow-charts, compositions, architectures, layouts, designs, charts, plans, drawings, specifications, methodologies, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (iv) patents and patent applications, and together with all reissues, continuations, continuations-in-part, revisions, divisionals, reexaminations and extensions in connection therewith and counterparts thereof; (v) internet domain name registrations; (vi) computer software (including source code, executable code, systems, tools, data, databases and related documentation); and (vii) other intellectual property and related proprietary rights, interests and protections.
(b)    Section 3.10(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company. All application, maintenance and renewal fees with respect to such applications and registrations, if any, have been timely paid. Section 3.10(b) of the Disclosure Schedules lists all deadlines within the next six months for filing applications, responses and paying any fees that are due related to any of the foregoing. Except as set forth in Section 3.10(b) of the Disclosure Schedules, the Company owns or has the right to use all Intellectual Property used in the conduct the business as currently conducted (the “Company Intellectual Property”); provided, however, that the foregoing shall not be construed as a warranty of non-infringement. No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of Sellers, threatened which challenges the legality, validity, enforceability, use or ownership, as the case may be, of any Company Intellectual Property. Sellers have taken reasonable precautions to preserve and document the Company’s trade secrets and to protect the secrecy, confidentiality, and value of its trade secrets.

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(c)    Except for off-the-shelf software products (including “shrink wrap,” “click through” or similar software), Section 3.10(c) of the Disclosure Schedules lists all material Intellectual Property that the Company licenses or otherwise is granted rights from third parties (including Employees), indicating as to each whether the Company is the licensee or exclusive licensee. All related agreements are, and upon Closing shall remain, valid, binding, enforceable and in full force and effect in accordance with their terms.
(d)    Except as set forth in Section 3.10(d) of the Disclosure Schedules: (i) The Company’s current use of Company Intellectual Property and the Company’s conduct of its business as currently conducted, do not infringe, violate or misappropriate the Intellectual Property of any Person and the Company and its managers and officers have not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or violation; and (ii) to Sellers’ Knowledge no Person is infringing, violating or misappropriating any Company Intellectual Property.
(e)    Section 3.10(e) of the Disclosure Schedules lists: (i) all third parties that share with the Company rights to the registrations or applications for any registered Company Intellectual Property, including joint owners and co-applicants; (ii) all licenses and rights granted by the Company to third parties for use of the Company Intellectual Property, including licenses and rights granted orally; (iii) all material restrictions and obligations contractually imposed on the Company’s sale of products or services due to the Company’s licensing to and from another party of Company Intellectual Property; and (iv) all payments in excess of $25,000 per year that the Company is contractually receiving or obligated to make to a third party due to the Company’s exercise, sale, transfer or licensing to another party of Company Intellectual Property.
(f)    The Company uses commercially reasonable practices that are designed to (i) identify open source materials and (ii) to avoid the improper release of source code included within any of its software. Except as set forth in Section 3.10(f) of the Disclosure Schedules, computer software and proprietary databases owned or in-licensed by the Company in connection with the business, other than licenses for commercially available off-the-shelf and “shrinkwrap”, “click through” or similar computer software, do not include “open source” or “copyleft” obligations that require the Company to make any public disclosures or general availability of source code included within the Intellectual Property of the Company, which source code is material to the conduct of the Company’s business as presently conducted. To the actual knowledge of Gold, Daniels and Swanson (after inquiry of the Company’s officers and employees primarily responsible for the Company’s IT matters), no software owned by the Company contains any coded instructions, anti-circumvention measures, routine, programming devices (e.g., viruses, spyware, malware, trojan horses, key locks), backdoors, or other means that has the has caused or is reasonably expected to cause the Company’s software, other software, or the computer system (or computer systems) on which the software is installed or cooperates with to (i) perform an unauthorized function, (ii) operate in an unauthorized manner, (iii) disable, erase, or otherwise harm software, hardware or data, or (iv) permit third parties to access the software, or computer system that cooperates with the software without authorization from the owner of the computer system. Each software program used by or in the possession of the Company is either (A) owned by the Company or (B) used under rights granted to the Company pursuant to an agreement or license from a Person. The Company’s use of the software does not violate the rights of any third party. Except as set forth in Section 3.10(f) of the Disclosure Schedules, all software that the Company owns was either developed by employees of the Company within the scope of their employment, developed by independent contractors who have assigned their rights to the Company pursuant to written agreements, or purchased by the Company.

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(g)    The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, any of the Company Intellectual Property, including the right to own, develop, make, license, use, have sold, have made, perform, copy, make derivative works of, sell, distribute, modify, and exploit any of the Intellectual Property as owned, used or held for use in the conduct of the Company’s business as currently conducted.
(h)    With respect to financial, health or other nonpublic personal information about or relating to any individual that is received, generated, collected, or processed by the Company, regardless of the medium involved (e.g., paper, electronic, video, audio) used or obtained in the operation of its business, the Company (collectively, “Personal Information”): (i) is protecting, storing, using and disclosing, and has at all times protected, stored, used and disclosed, such Personal Information in compliance with applicable Law and applicable contracts; (ii) presently has, and has had at all times, reasonable safeguards in place to protect against unauthorized access to or misuse or disclosure of any such Personal Information. To the Knowledge of Sellers, there is currently no, and there has never been any, illegal, unauthorized or inadvertent use, access or disclosure of any Personal Information.
Section 3.11    Insurance. Section 3.11 of the Disclosure Schedules sets forth a true and complete list of all insurance policies (including property, casualty, liability, life, health, accident, workers’ compensation and disability insurance, and bonding arrangements) owned by, or maintained for the benefit of, the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). There is no claim by the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of the Insurance Policies or in respect of which such underwriters have reserved their rights. The Insurance Policies are in full force and effect and all premiums due on the Insurance Policies have been paid in full and on time and the Company has otherwise complied in all material respects with the terms and conditions of all the Insurance Policies. To Sellers’ Knowledge, there is no threatened termination of, or material alteration of, coverage under any of the Insurance Policies. Except as disclosed in Section 3.11 of the Disclosure Schedules, the Company shall after the Closing continue to have coverage under the Insurance Policies with respect to events occurring prior to the Closing.
Section 3.12    Legal Proceedings; Governmental Orders.
(a)    Except as set forth in Section 3.12(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations, arbitration proceedings or other legal proceedings or hearings pending or, to Sellers’ Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against GAA or Sellers relating to the Company) or that could affect the ability of GAA, Sellers or the Company to consummate the transactions contemplated by this Agreement.
(b)    Except as set forth in Section 3.12(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.
(c)    The Company has provided or made available to Buyer copies of all material reviews conducted by any Person concerning any compliance, regulatory, internal controls or similar matters relating to the Company since January 1, 2011.
(d)    The Company has provided or made available to Buyer the written product of each annual review by any Governmental Authority of the Company’s compliance policies and procedures

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since January 1, 2011. The Company has made a written response to any deficiency letters received from the Commodity Futures Trading Commission (the “CFTC”) or the National Futures Association (the “NFA”) and, except as set forth in Section 3.12(d) of the Disclosure Schedules, has implemented all changes, policies, or procedures described in such written responses. The Company has provided or made available to Buyer true, correct and complete copies of all such deficiency letters and all such responses.
Section 3.13    Compliance with Laws; Permits.
(a)    Except as set forth in Section 3.13(a) of the Disclosure Schedules, the Company is in material compliance with all Laws applicable to it or its business, properties or assets.
(b)    Section 3.13(b) of the Disclosures Schedules correctly describes each Permit held by the Company together with the name of the Governmental Authority issuing such Permit. All Permits required for the Company to conduct its business have been applied for, filed or obtained by or on behalf of the Company and are valid and in full force and effect. The Company is in compliance with the terms and requirements of such Permits except for such violations that would not, individually or in the aggregate, be material to the Company, and all fees and charges with respect to such Permits which are due and payable as of the date hereof have been paid in full and on time. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or material limitation of any Permit. None of the Permits will be terminated or impaired or become terminable or impaired, in whole or in part, as a result of the transactions contemplated hereby.
(c)    None of the representations and warranties contained in this Section 3.13 will be deemed to relate to environmental matters (which are governed by Section 3.14), employee benefits matters (which are governed by Section 3.15), employment matters (which are governed by Section 3.16) or tax matters (which are governed by Section 3.17).
Section 3.14    Environmental Matters.
(a)    Except as set forth in Section 3.14(a) of the Disclosure Schedules, the Company is in compliance with all Environmental Laws and has not, and to Sellers’ Knowledge, Sellers and GAA have not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    Except as set forth in Section 3.14(b) of the Disclosure Schedules, there were, and currently are, no conditions in respect of the operations of the Company or its lease of any real property, on, about, beneath or arising from any real property which is currently, or was at any time, owned, leased or operated by the Company or its Predecessors which (i) under any Environmental Law or agreement with any Person would reasonably be expected to give rise to material liability of the Company or the imposition of a statutory Encumbrance on any assets of the Company or (ii) would or would reasonably be expected to require any investigation, response or remedial action, reporting, cleanup or contribution.
(c)    Except as set forth in Section 3.14(c) of the Disclosure Schedules, the Company has obtained and is, and always has been, in compliance with all Environmental Permits (each of which is disclosed in Section 3.14(c) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company.

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(d)    Except as set forth in Section 3.14(d) of the Disclosure Schedules, there has been no Release by the Company of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Company, any real property currently owned, operated or leased by the Company, or to Sellers’ Knowledge, any real property formerly owned, operated or leased by the Company or its Predecessors, and neither the Company, GAA nor Sellers has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company or its Predecessors (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Materials which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, GAA, Sellers or the Company.
(e)    The representations and warranties set forth in this Section 3.14 are Sellers’ and GAA’s sole and exclusive representations and warranties regarding environmental matters.
Section 3.15    Employee Benefit Matters.
(a)    Section 3.15(a) of the Disclosure Schedules contains a list of each benefit, retirement, employment, compensation, incentive, option, phantom equity, change in control, severance, vacation, paid time off, health and welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more current or former employees, directors, managers, (or independent contractors of the Company or the beneficiaries or dependents of any such Persons), and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability for premiums or benefits (as listed on Section 3.15(a) of the Disclosure Schedules, each, a “Benefit Plan”). Notwithstanding anything herein to the contrary, “Benefit Plan” shall not include any governmental plan or any other arrangement or program (i) to which the Company or any of its Subsidiaries is required to contribute pursuant to applicable Law and (ii) with the exception of United States social security benefits, that is listed on Section 3.15(a) of the Disclosure Schedules.
(b)    With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following (to the extent applicable): (i) the plan document together with all amendments or, if not in writing, a written summary of all material plan terms (ii) where applicable, copies of any trust agreements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements; (iii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications relating to any Benefit Plan; (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) in the case of any Benefit Plan for which a Form 5500 is required to be filed, copies of the three most recently filed Form 5500s, with schedules attached; (vi) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.
(c)    Except as set forth in Section 3.15(c) of the Disclosure Schedules, to Sellers’ Knowledge, each Benefit Plan has been established, maintained, and administered in compliance with its terms and all applicable Law (including ERISA and the Code and the regulations promulgated thereunder and foreign Law relating to employee benefit plans). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) either has received a favorable determination letter from the Internal Revenue Service, or is based on a prototype plan, and can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified

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Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion or advisory letter from the Internal Revenue Service, as applicable. Except as set forth in Section 3.15(c) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Law and GAAP. With respect to any Benefit Plan, to Sellers’ Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a penalty or Tax under Section 4975 of the Code or a penalty under Section 502 of ERISA.
(d)    Except as set forth in Section 3.15(d) of the Disclosure Schedules, neither Sellers, GAA, the Company, nor any of their respective ERISA Affiliates sponsor, maintain, contribute to, or are required to contribute to any plan that: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither Sellers, GAA, the Company, nor any of their respective ERISA Affiliates: (A) have incurred or reasonably expect to incur, either directly or indirectly, any material Liability under Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans or to the Pension Benefit Guaranty Corporation; (B) have engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA; or (iii) have withdrawn from any pension plan which is subject to Title IV of ERISA, or is a multiemployer plan.
(e)    Except as set forth in Section 3.15(e) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of service (other than death benefits when termination occurs upon death).
(f)    Except as set forth in Section 3.15(f) of the Disclosure Schedules: (i) there is no pending or, to Sellers’ Knowledge, threatened action relating to a Benefit Plan (other than routine claims for benefits); and (ii) no Benefit Plan has within the three years prior to the date of this Agreement been the subject of an examination or audit by a Governmental Authority.
(g)    Except as set forth in Section 3.15(g) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any employee, director, manager or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director, manager or consultant of the Company, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement (either alone or upon the occurrence of any additional or subsequent events). Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(h)    The representations and warranties set forth in this Section 3.15 are Sellers’ and GAA’s sole and exclusive representations and warranties regarding employee benefit matters.

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Section 3.16    Employment Matters.
(a)    Except as set forth in Section 3.16(a) of the Disclosure Schedules, the Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Except as set forth in Section 3.16(a) of the Disclosure Schedules, since January 1, 2009, there has not been, nor, to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company. Since the Balance Sheet Date, none of the Employees has been represented by a union and no union has claimed representation of any Employees, engaged in organizational activities or filed any charge, petition or claim with the National Labor Relations Board or applicable courts. There is no current pending or threatened litigation by any union on behalf of itself or any Employee and all judgments, liabilities, damage awards or settlements have been fully paid and satisfied.
(b)    The Company is in compliance with all applicable Laws pertaining to employment and employment practices, including the proper classification of workers as employees or independent contractors. Except as set forth in Section 3.16(b) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Law. All threatened and pending employment-related claims, charges, lawsuits or proceedings of which Sellers have Knowledge have been disclosed in Section 3.16(b) of the Disclosure Schedules. All employment agreements, policies and arrangements with Employees are listed in Section 3.16(b) of the Disclosure Schedules.
(c)    Section 3.16(c) of the Disclosure Schedules sets forth, for each Employee as of the date of this Agreement (to the extent permitted by applicable Law), such Employee’s name, title, hire date, location, annual salary or wage rate, most recent annual bonus received, current annual bonus opportunity, whether full-time or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date) and whether exempt from the Fair Labor Standards Act. All employees, contractors, and consultants of the Company are lawfully entitled to work for the Company without any visa, permit or consent from a Governmental Authority being required.
(d)    The representations and warranties set forth in this Section 3.16 are Sellers’ and GAA’s sole and exclusive representations and warranties regarding employment matters.
Section 3.17    Taxes. Except as set forth in Section 3.17 of the Disclosure Schedules:
(a)    During all Pre-Closing Tax Periods, the Company was taxed as a partnership for all foreign, federal, state and local income Tax purposes.
(b)    All Tax Returns required to be filed by or with respect to the Company have been timely filed, or an extension has been obtained, and all such Tax Returns are complete and correct in all respects.
(c)    All Taxes owed by the Company (whether or not shown on any Tax Return) that are due and payable have been timely paid. The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent

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contractor, creditor, member, or other third party and complied with all information reporting and backup withholding provisions of applicable Law.
(d)    There is no dispute or claim concerning any Tax liability of the Company claimed or raised by any Governmental Authority in a writing received by any Seller, GAA or the Company or (ii) to Sellers’ Knowledge based upon the personal contact of a member, employee or agent of the Company with any agent of a Governmental Authority.
(e)    The Company has not (i) waived any statute of limitations in respect of Taxes of the Company or Taxes of Sellers or GAA with respect to the income of the Company, which waiver remains in effect, or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency.
(f)    The Company has not received notice that a Governmental Authority is currently auditing any Tax Return of the Company or any Seller or GAA with respect to the income of the Company for any period and, to Sellers’ Knowledge, no such audit is currently being threatened.
(g)    No assessment, deficiency or adjustment has been asserted or proposed in writing with respect to any Tax Return of the Company. No claim has been made by any Governmental Authority in writing in a jurisdiction where the Company does not file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction.
(h)    None of the assets of the Company (i) is “tax-exempt use property” within the meaning of Code Section 168(h), or (ii) secures any debt the interest on which is tax exempt under Code Section 103(a).
(i)    The Company does not have any liability for Taxes of any other Person as a transferee or successor, by contract or otherwise.
(j)    The Company has not executed or entered into a closing agreement pursuant to Code Section 7121 or any similar provision of state, local or foreign law, and the Company is not subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other Governmental Authority.
(k)    The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreements.
(l)    None of Sellers or GAA is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(m)    Each “nonqualified deferred compensation plan” (as defined under Code Section 409A(d)(1)) of the Company and its Subsidiaries has been operated and administered in compliance with Code Section 409A, and, if any amendments were reasonably necessary, has been timely amended to comply with Code Section 409A.
(n)    Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Code Section 280G or would constitute compensation in excess of the limitation set forth in Code Section 162(m).

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(o)    The Company has not engaged in any “listed transactions” or “substantially similar” transactions within the meaning of Treasury Regulation 1.6011-4.
(p)    There are no Encumbrances for Taxes (other than current Taxes not yet due and payable) upon (i) any assets of the Company, or (ii) the Interests.
(q)    Except for certain representations related to Taxes in Section 3.15, the representations and warranties set forth in this Section 3.17 are Sellers’ and GAA’s sole and exclusive representations and warranties relating to tax matters.
Section 3.18    Brokers. Except for Chartwell Capital Solutions, LLC, whose fees and expenses will be paid solely by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, GAA or any Seller.
Section 3.19    Transaction Bonuses. There are no transaction bonuses or other amounts payable by the Company to any Employee or officer of the Company, consultant to the Company, GAA, Seller, or other Person providing services to the Company at or after the Closing in connection with the transactions contemplated by this Agreement, nor will the Closing cause the acceleration of the time of payment or vesting of any payments or bonuses.
Section 3.20    Bank Accounts. Section 3.20 of the Disclosure Schedules sets forth the name of each bank in which the Company has an account, letter of credit, security and other deposits or bank accounts, safe deposit box or lockbox, the identifying numbers or symbols with respect to such accounts and the names of all persons authorized to draw on such accounts or to have access to such accounts. Except as set forth in Section 3.20 of the Disclosure Schedules, the Company has no effective powers of attorney.
Section 3.21    Certain Payments. Neither the Company nor any manager, officer or any agent, employee or any other Person associated with or acting for or on behalf of the Company has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing or maintaining business; (b) to obtain any Permit; or (c) to obtain or maintain any other special concessions or treatment for or in respect of the Company, in each case, in violation of any Law. Neither the Company nor any manager, officer or any agent, employee or any other Person associated with or acting for on behalf of the Company has been or is the subject of any investigation by any Governmental Authority in connection with any such gift, bribe, rebate, payoff, influence payment, kickback, or other payment.
Section 3.22    Introducing Broker Matters.
(a)    The Company is, and at all times since January 1, 2010 has been, duly registered, licensed or qualified as an introducing broker under the Commodity Exchange Act, as amended (the “CEA”), and, except as set forth in Section 3.22 of the Disclosure Schedules, at all times since January 1, 2010 has been in compliance with all applicable Laws requiring any such registration, licensing or qualification.
(b)    Copies of the Form 7-R registration with the CFTC and each Form 8-R for associated persons or principals of the Company on file with the NFA, reflecting all amendments thereto

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that are in effect as of the date of this Agreement, have been provided or made available to Buyer. All such forms are in compliance with the applicable requirements of the CEA.
(c)    The Company is a member in good standing of the NFA and each other Governmental Authority with respect to which the conduct of its business requires membership or association.
(d)    Each of the Company’s officers, employees and agents who is required to be registered, licensed or qualified with any Governmental Authority as a registered principal or associated person is duly and properly registered, licensed or qualified as such and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law.
(e)    Neither the Company nor any of its managers, officers, employees or associated persons is the subject of any material disciplinary proceedings or Governmental Orders of any Governmental Authority arising under applicable Law which would be required to be disclosed on Form 7-R or Form 8-R that are not so disclosed, and no such disciplinary proceeding or Governmental Order is pending against the Company or, to the Knowledge of Sellers, threatened against the Company or pending or threatened against any of its managers, officers, employees or associated persons.
(f)    Section 3.22(f) of the Disclosure Schedules contains a list of all written customer complaints complaining of losses or damages in excess of $1,000 which have been made from January 1, 2011 to the date of this Agreement against the Company or its associated persons. Except as set forth in Section 3.22(f) of the Disclosure Schedules, as of the date of this Agreement, no customer complaints are pending or, to the Knowledge of Sellers, threatened against the Company.
(g)    The Company is in compliance with all applicable regulatory net capital requirements of the CEA and applicable rules of Governmental Authorities addressing net capital requirements including all applicable regulatory net capital requirements.
Section 3.23    Full Disclosure. No representation or warranty by GAA or Sellers in this Agreement, and no statement contained in the Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers and GAA as follows:
Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and each of the agreements, certificates and documents required to be delivered by Buyer pursuant to the terms of this Agreement (the “Buyer Ancillary Agreements”), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Buyer Ancillary Agreements, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Buyer Ancillary Agreements have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by GAA, Sellers and the Company) this Agreement constitute a legal, valid and binding obligation of Buyer,

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enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Certificate of Incorporation or Bylaws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; (c) except as set forth in Section 4.02 of the Buyer Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party; or (d) result in the creation or imposition of any Encumbrance on the assets of Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
Section 4.03    Investment Purpose. Buyer is acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Interests are not registered under the Securities Act or any state securities laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Purchased Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Section 4.05    Legal Proceedings. There are no actions, suits, claims, investigations, arbitration proceedings or other legal proceedings or hearings pending or, to Buyer’s knowledge, threatened against or by Buyer affecting any of its properties or assets or that could affect the ability of Buyer to consummate the transactions contemplated by this Agreement.
ARTICLE 5
COVENANTS
Section 5.01    Pre-Closing Covenants.
(a)    Conduct of Business. From the date of this Agreement until the Closing, except as otherwise provided in this Agreement, in Section 5.01 of the Disclosure Schedules, consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), or required by applicable Law, GAA and Sellers will, and will cause the Company to: (i) conduct the business of the Company in the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business, assets and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the date of this Agreement until the Closing Date, except as otherwise provided in this Agreement, in Section 5.01 of the Disclosure

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Schedules, consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), or required by applicable Law, GAA and Sellers will not cause or permit the Company to take any action that would cause any of the changes, events or conditions described in Section 3.07 to occur.
(b)    Governmental Approvals and Other Third-Party Consents. Each party will, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents (including those described in Section 3.05 of the Disclosure Schedules and Section 4.02 of the Buyer Disclosure Schedules), authorizations, Permits, orders and approvals from all Governmental Authorities or other third parties that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement; provided, however, that such action shall not include any requirement of Buyer, GAA, Sellers or any of their respective Affiliates (including the Company) to expend money (other than incidental fees and expenses), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party, or enter into any settlement, undertaking, consent decree, stipulation or agreement with any Person. Each party will cooperate fully with the other parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, Permits, orders and approvals. The parties will not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, Permits, orders and approvals.
(c)    Access to Information. Except for (i) information that, if provided, would, in the judgment of Sellers’ or GAA’s legal counsel, adversely affect the ability of Sellers or GAA (as the case may be) to assert attorney-client or attorney work product privilege or a similar privilege, or (ii) information that, in the reasonable opinion of Sellers’ or GAA’s legal counsel, the disclosure of which may result in a violation of any Law, from the date of this Agreement until the Closing, Sellers or GAA (as the case may be) will, and will cause the Company to: (A) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (B) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (C) instruct the Representatives of Sellers or GAA (as the case may be) and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation will be conducted during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 5.01(c) will be submitted or directed exclusively to the Sellers’ Representative. Buyer will, and will cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.01(c).
(d)    Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees prior to Closing to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.01(d) will nonetheless continue in full force and effect.
(e)    Notification. Prior to the Closing, (i) the Sellers’ Representative shall promptly notify Buyer (in writing after the Sellers’ Representative has notice thereof from any Seller, GAA or the Company) as to any litigation, arbitration or similar proceeding pending or, to the Knowledge of Sellers, threatened against GAA, Sellers or the Company that challenges the transactions contemplated hereby; and (ii) the Sellers’ Representative shall promptly notify Buyer in writing if any Seller or GAA

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obtains actual knowledge, without inquiry, of any inaccuracy of any representation or warranty set forth in Article 3 that would reasonably be expected to cause the conditions set forth in Section 6.02(a) and Section 6.02(c) not to be satisfied.
(f)    Closing Conditions. From the date of this Agreement until the Closing, each party will use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 6; provided, however, that such actions shall not include any requirement of Buyer, GAA, Sellers or any of their respective Affiliates (including the Company) to expend money (other than incidental fees and expenses and the costs and expenses of their respective counsel and advisors to this transaction), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party, or enter into any settlement, undertaking, consent decree, stipulation or agreement with any Person.
(g)    Related Party Obligations. At or prior to the Closing, Sellers and GAA shall terminate, on terms and conditions reasonably satisfactory to Buyer, but in any event without any liability or obligation of the Company that will survive the Closing Date, all agreements, commitments and/or arrangements between or among the Company, on the one hand, and Sellers, GAA or their respective Affiliates, on the other hand, except for any agreements, commitments and/or arrangements set forth in Section 5.01(g) of the Disclosure Schedules.
(h)    No Solicitation of Other Bids.
(i)    GAA and Sellers shall not, and shall not authorize or permit any of their respective Affiliates (including the Company) or any of their respective Representatives to, directly or indirectly, (A) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal (as defined in this Section 5.01(h)); (B) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (C) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. GAA and Sellers shall immediately cease and cause to be terminated, and shall cause their respective Affiliates (including the Company) and all of their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization, exchange or other business combination transaction involving the Company; (b) the issuance or acquisition of membership interests or other equity securities of the Company; or (c) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.
(ii)    In addition to the other obligations under this Section 5.01(h), GAA and Sellers shall promptly (and in any event within one Business Day after receipt thereof by any Seller, GAA or their respective Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(iii)    GAA and Sellers agree that the rights and remedies for noncompliance with this Section 5.01(h) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

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Section 5.02    Post-Closing Covenants.
(a)    Employees and Benefit Plans.
(i)    Following the Closing Date, subject to applicable Law, for purposes of vesting, eligibility to participate and levels of benefits under the employee benefit plans of Buyer and its Subsidiaries (other than under defined benefit retirement plans, postretirement plans providing medical or dental benefits and any equity compensation plans), each Continuing Employee shall be credited with his or her years of service (up to a maximum of 10 years) with the Company and its predecessors before the Closing Date, to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any similar Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing Date; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Buyer shall waive, or cause to be waived, any preexisting conditions, limitations, exclusions, actively at work requirements and waiting periods to the same extent such preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods are waived under any comparable Benefit Plan prior to the Closing Date and use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Closing Date occurs. Nothing contained in this Section 5.02(a), expressed or implied, is intended to require Buyer to (i) transfer any Continuing Employee from any Benefit Plan to any employee benefit plan of Buyer or any of its Subsidiaries or (ii) maintain any Benefit Plans in effect as of the date of this Agreement.
(ii)    Nothing contained in this Section 5.02(a), expressed or implied, is intended to confer upon any employee any right to employment or continued employment with Buyer or any of its Subsidiaries for any period by reason of this Agreement. Regardless of anything else contained herein, the parties do not intend for this Agreement to amend any employee benefit plans or arrangements or create any rights or obligations except between the parties. In addition, and without limiting the generality of Section 9.09, the provisions of this Agreement, in particular this Section 5.02(a), are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director or consultant or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.
(b)    Books and Records.
(i)    In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Buyer will (A) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and (B) upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records.
(ii)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of six years following the Closing, each Seller will (A) retain the books and records (including personnel files) of such Seller which relate to the Company and its operations for periods prior to the Closing; and (B) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

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(iii)    Neither Buyer nor Sellers will be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.02(b) where such access would violate any Law.
(c)    Further Assurances. Following the Closing, each of the parties will, and will cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement; provided, however, that such Action shall not include any requirement of Buyer, any Seller or any of their respective Affiliates (including the Company) to expend money (other than incidental fees and expenses), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person, or enter into any settlement, undertaking, consent decree, stipulation or agreement with any Person.
(d)    Certain Tax Matters.
(i)    Pre-Closing Tax Returns. Except as otherwise provided in this Section 5.02(d), at the direction and control of the Sellers’ Representative, the Company will cause Ryan & Juraska to timely prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Tax Returns”). Sellers will be responsible for the payment of fees to Ryan & Juraska to prepare the Pre-Closing Tax Returns. All such Pre-Closing Tax Returns shall be prepared in accordance with applicable Law and consistent with past practices. The Sellers’ Representative shall provide each Pre-Closing Tax Return to Buyer not later than thirty (30) days before the due date for such Pre-Closing Tax Return for Buyer’s approval, which approval shall be granted unless Buyer reasonably determines that filing such Tax Returns as prepared by Sellers’ Representative would subject Buyer or the Company to penalties. For the avoidance of doubt, such Pre-Closing Tax Returns will include all deductions related to all items of compensation for services to the Company and withholding Tax attributable thereto to the extent accrued on or prior to the Closing. In the event that Buyer reasonably determines that a Pre-Closing Tax Return not previously filed is required to be filed or that a previously filed Pre-Closing Tax Return is required by applicable Law to be amended, and that failure to file such Pre-Closing Tax Return or such amendment would subject Buyer or the Company to penalties, Buyer shall prepare or cause to be prepared and file or cause to be filed such Pre-Closing Tax Return or amendment. Such Pre-Closing Tax Return or amendment shall be prepared by Buyer in accordance with applicable Law and in consultation with the Sellers’ Representative with respect to the items contained in such Pre-Closing Tax Return or amendment. Buyer shall provide such Pre-Closing Tax Return or amendment to the Sellers’ Representative prior to filing for the Sellers’ Representative’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Buyer will cause each Pre-Closing Tax Return or amendment approved by Buyer to be signed by an appropriate officer of the Company.
(ii)    Straddle Tax Returns. At the direction and control of Buyer, the Company will timely prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and each of its Subsidiaries for all periods that include the Closing Date but do not end on the Closing Date (“Straddle Tax Returns”). Buyer will provide each such Straddle Tax Returns to the Sellers’ Representative not later than sixty (60) days before the due date for such Tax Returns for the review and comment of Sellers. In the event the Sellers’ Representative (on behalf of Sellers) reasonably disagrees with any aspect of a Straddle Tax Return that relates to a Tax liability for which Sellers would be responsible and provides written notice of such disagreement to Buyer within twenty (20) days after receipt of such Straddle Tax Return, time being of the essence, the disagreement will be resolved by the Auditor. Any costs and expenses of the Auditor incurred pursuant to this Section 5.02(d) shall be borne equally by Buyer, on one hand, and Sellers, on the other hand.

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(iii)    Allocation of Taxes. Except as otherwise specifically provided in this Agreement, the portion of the Taxes imposed on the Company or any of its Subsidiaries with respect to the Pre-Closing Tax Period portion of a Straddle Period, (i) in the case of any Taxes other than Taxes described in clause (ii) of this sentence, will be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction (the “Pro Rata Fraction”), the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses or a specific event (including a purchase or sale or other transfer or assignment of property), the portion of the Taxes associated with the Pre-Closing Tax Period portion of such a Straddle Period will be determined based on an interim closing of the books as of the Closing Date, with allowances, exemptions, deductions or credits that are calculated on an annual basis (such as deductions for depreciation or real estate Taxes) determined based on the amount for the Straddle Period multiplied by the Pro Rata Fraction.
(iv)    Cooperation on Tax Matters. Buyer, the Company and Sellers will cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns pursuant to this Section 5.02(d) and any audit, inquiry, examination, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to the preparation and filing of Tax Returns and to any such audit, inquiry, examination, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers, the Company and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Company and each of its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations, including any extensions thereof.
(v)    Certain Tax Proceedings.
(A)    The indemnification procedures set forth in this Section 5.02(d)(v) will apply to any action by any Governmental Authority related to Taxes.
(B)    In the event that Sellers would be liable for the payment of any Taxes under this Agreement if assessed or imposed, and such Taxes are assessed against or imposed on the Company or Buyer by any Governmental Authority, Sellers, in each of their sole and absolute discretion, at their own expense, will have the right to have the Sellers’ Representative participate in, but not control any audit involving any such Taxes and/or to contest any assertion that any such Taxes are payable in any proceedings available to the Company or Buyer. Sellers, on the one hand, and the Company and Buyer, on the other hand, will fully cooperate in good faith in connection with any such audit or other proceeding.
(C)    Buyer and the Company will not consent to the entry of any judgment or enter into any settlement regarding Taxes, for which Sellers could reasonably be expected to be liable hereunder, without the prior written consent of the Sellers’ Representative, which consent will not be unreasonably withheld, delayed or conditioned.
(vi)    Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company will be terminated no later than the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any liability thereunder. Sellers and the Company will take all actions necessary to terminate such agreements.

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(vii)    Certain Taxes. Notwithstanding anything in this Agreement to the contrary, the obligation to pay all transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other similar fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement will be shared equally between Buyer, on the one hand, and Sellers, on the other hand, when due, and Buyer will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, and charges, and, if required by applicable Law, Sellers will join in the execution of any such Tax Returns and other documentation.
(viii)    Allocation of Purchase Price. The Purchase Price shall be allocated among the assets of the Company and each of its Subsidiaries in the manner to be mutually agreed upon by Buyer and Sellers’ Representative.
(ix)    Refunds. Sellers shall be entitled to any refund of Taxes actually received by the Company attributable to a Pre-Closing Tax Period (including any such refund which is applied as a credit against Taxes of a Post-Closing Tax Period).
(x)    Amendments and Other Actions. Except as provided in Section 5.02(d)(i), none of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Company to) make or change any Tax election, or amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating to the Company with respect to any Pre-Closing Tax Period. Buyer and the Company shall not take any other action (including voluntary disclosures) that could reasonably be expected to increase any Tax liability or reduce any Tax benefit attributable to any Pre-Closing Tax Period, except to the extent that (i) Buyer reasonably determines that failure to take such action violates applicable Law and will subject Buyer or the Company to penalties, and (ii) Sellers’ Representative has approved such action, such approval not to be unreasonably withheld, conditioned or delayed.
(xi)    Closing of Books. The Company shall close their respective books for foreign, federal, state and local income Tax purposes as of the end of the Closing Date. No items of income, gain, loss, deduction or Tax credits of the Company or such Subsidiary for a Pre-Closing Tax Period shall be allocated to Buyer.
(e)    Gold Contingent Payment. Buyer shall not (and shall not cause or allow the Company to) take any action or omit to take any action if Buyer or the Company has a conscious awareness that such act or omission will materially interfere with Gold receiving any Gold Contingent Payment.
(f)    Forwarding of Payments. Buyer shall use commercially reasonable efforts to recover the Accounts Receivables and shall promptly remit to the Sellers’ Representative (on behalf of Sellers and for distribution to Sellers by the Sellers’ Representative in accordance with each Seller’s Ownership Percentage) any amounts recovered in respect of the Accounts Receivables (net of any commission or other amounts payable to brokers with respect to such Accounts Receivables) following receipt thereof; provided, however, that Buyer’s efforts shall not require Buyer or its Affiliates to institute any claim or incur any out of pocket costs or expenses in connection with the recovery of the Accounts Receivables. Buyer shall not (and shall cause the Company not to) take any action or omit to take any action if Buyer or the Company has a conscious awareness that such act or omission will prevent the Company from recovering the Accounts Receivables.
ARTICLE 6
CONDITIONS TO CLOSING

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Section 6.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement will be subject to the fulfillment, at or prior to the Closing, of the following condition: No Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated by this Agreement to be rescinded following completion thereof.
Section 6.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(b)    The representations and warranties of Sellers and GAA contained in Article 3 will be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which will be true and correct in all respects as of that specified date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications and similar qualifications contained in such representations and warranties shall be disregarded).
(c)    GAA, Sellers and the Company will have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by GAA, Sellers and the Company prior to or on the Closing Date.
(d)    There shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(e)    All approvals, consents and notices that are listed in Section 6.02(d) of the Disclosure Schedules shall have been received, and executed copies thereof shall have been delivered to Buyer.
(f)    Buyer will have received a certificate, dated the Closing Date and signed by the Sellers’ Representative (on behalf of GAA and Sellers), that each of the conditions set forth in Section 6.02(a) and (b) have been satisfied.
(g)    Buyer will have received a certificate of the manager of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by members of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement.
(h)    Buyer will have received a certificate of the manager of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the Company Ancillary Agreements.

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(i)    Buyer will have received the Assignment Agreement, duly executed by each Seller.
(j)    The Sellers’ Representative and the Escrow Agent will have executed and delivered to Buyer the Escrow Agreement.
(k)    Buyer will have received an employment letter, in substantially the form attached as Exhibit 6.02(j) (the “Gold Employment Letter”), duly executed by Gold.
(l)    The Company shall have entered into employment arrangements, in form and substance previously approved by Buyer, with each of the Employees listed in Section 6.02(k) of the Disclosure Schedules.
(m)    Buyer will have received a Seller’s Release of Claims, in the form attached as Exhibit 6.02(l), duly executed by each Seller.
(n)    Immediately prior to the Closing, (i) Gold will have exercised the Gold Option, and (ii) thereafter GAA shall have distributed its Interests to Lucky Good Dog and Swanson in accordance with their respective Ownership Percentages, in a manner and subject to such documentation as shall be reasonably satisfactory to Buyer.
(o)    The transactions contemplated by the Membership Interest Purchase Agreement, in substantially the form attached as Exhibit 6.02(n) (the “GAA Purchase Agreement”), with respect to the acquisition by Buyer of certain membership interests in GAA shall have been consummated.
(p)    Buyer will have received the Amended and Restated Operating Agreement of the Company, in substantially the form attached as Exhibit 6.02(o) (the “Top Third Operating Agreement”), duly executed by the Company and each Seller.
(q)    Buyer will have received the Amended and Restated Operating Agreement of GAA, in substantially the form attached as Exhibit 6.02(p) (the “GAA Operating Agreement”), duly executed by GAA, Swanson and Lucky Good Dog.
(r)    The Sellers’ Representative shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company was organized.
(s)    Buyer will have received a certificate from each Seller certifying such facts as to establish that the transactions contemplated by this Agreement are exempt from withholding pursuant to Treasury Regulations Section 1.1445-2(b)(2).
(t)    Sellers or GAA shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 6.03    Conditions to Obligations of Sellers and GAA. The obligations of Sellers and GAA to consummate the transactions contemplated by this Agreement will be subject to the fulfillment or waiver by the Sellers’ Representative, at or prior to the Closing, of each of the following conditions:

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(a)    The representations and warranties of Buyer contained in Article 4 will be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which will be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer and it subsidiaries taken as a whole (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” qualifications and other materiality qualifications and similar qualifications contained in such representations and warranties shall be disregarded).
(b)    Buyer will have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)    The Sellers’ Representative will have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and (b) have been satisfied.
(d)    The Sellers’ Representative will have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement.
(e)    The Sellers’ Representative will have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the Buyer Ancillary Agreements.
(f)    Buyer will have delivered to Sellers the Closing Cash Payment by wire transfer in immediately available funds, to an account or accounts designated by the Sellers’ Representative (on behalf of Sellers) at least two Business Days prior to the Closing Date in a written notice to Buyer.
(g)    Buyer will have executed and delivered to the Sellers’ Representative the Escrow Agreement and deposited the Escrow Amount with the Escrow Agent.
(h)    Buyer will have executed and delivered to the Sellers’ Representative the GAA Purchase Agreement.
(i)    Buyer will have executed and delivered to the Sellers’ Representative the Top Third Operating Agreement.
(j)    Buyer will have executed and delivered to the Sellers’ Representative the GAA Operating Agreement.
ARTICLE 7
INDEMNIFICATION
Section 7.01    Survival.

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(a)    Representations and Warranties of Sellers and GAA. The representations and warranties of Sellers and GAA will survive the Closing Date and will terminate as follows:
(i)    the representations and warranties in Sections 3.01 (Authority of Sellers and GAA), 3.02 (Organization, Qualification and Authority of the Company), 3.03 (Capitalization), 3.04 (Subsidiaries) and 3.18 (Brokers) (collectively, the “Fundamental Representations”) shall have no expiration;
(ii)    the representations and warranties in Section 3.14 (Environmental Matters) shall terminate upon the date that is five years subsequent to the Closing Date;
(iii)    the representations and warranties in Sections 3.15 (Employee Benefit Matters) and 3.17 (Taxes) shall terminate upon the date that is 60 days after the expiration of the applicable statute of limitations (including any extensions or tolling thereof); and
(iv)    all representations and warranties other than as referenced in clause (i), (ii) or (iii) above shall terminate upon the date that is 24 months subsequent to the Closing Date (the “Release Date”).
(b)    Representations and Warranties of Buyer. The representations and warranties of Buyer will survive the Closing Date and will terminate as follows:
(i)    the representations and warranties in Sections 4.01 (Organization and Authority of Buyer) and 4.04 (Brokers) shall have no expiration, and
(ii)    all representations and warranties other than those referenced in clause (i) above shall terminate on the Release Date.
(c)    Covenants. The covenants or other agreements contained in this Agreement, except for covenants to be performed on or prior to the Closing, will survive the Closing Date and be effective indefinitely or for such shorter period as explicitly stated by their respective terms.
(d)    Notice. No claim for indemnification may be asserted against a party for breach of a representation, warranty, covenant or other agreement contained in this Agreement, unless written notice of such claim is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or other agreement on which such claim is based ceases to survive the Closing Date as set forth in this Section 7.01.
Section 7.02    Indemnification by Sellers. Effective at and after the Closing and subject to the other terms and conditions of this Article 7, Sellers will indemnify, severally in proportion to their respective Ownership Percentages, Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and will hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Sellers or GAA contained in this Agreement;

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(b)    any breach or nonfulfillment of any covenant, agreement or obligation to be performed by Sellers, GAA or the Company pursuant to this Agreement;
(c)    without duplication of any right to recovery, payment or indemnity set forth in this Agreement, any Taxes of the Company for any Pre-Closing Tax Period; or
(d)    any of the matters disclosed in Section 7.02(d) of the Disclosure Schedules.
Section 7.03    Indemnification by Buyer. Effective at and after the Closing and subject to the other terms and conditions of this Article 7, Buyer will indemnify Sellers and their Affiliates (not including the Company or its Subsidiaries) and their respective Representatives (collectively, the “Seller Indemnitees”) against, and will hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or
(b)    any breach or nonfulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.
Section 7.04    Certain Limitations. The party making a claim under this Article 7 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 7 is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 will be subject to the following limitations:
(a)    The Indemnifying Party will not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $60,000 (the “Threshold”), it being understood that the Threshold shall be a deductible for which the Indemnifying Party shall bear no indemnification responsibility; provided, however, that the Threshold shall not apply to any Losses in respect of (i) any inaccuracy in or breach of any of the Fundamental Representations or Section 3.14 (Environmental Matters), 3.15 (Employee Benefit Matters), or 3.17 (Taxes), or (ii) fraud.
(b)    The aggregate amount of all Losses for which an Indemnifying Party will be liable pursuant to Section 7.02 or Section 7.03, as the case may be, will not exceed $1,225,000 (the “Cap”); provided, however, that the Cap shall not apply to any Losses in respect of (i) any inaccuracy in or breach of (A) any of the Fundamental Representations or (B) Sections 3.14 (Environmental Matters), 3.15 (Employee Benefit Matters), and 3.17 (Taxes), (ii) Section 7.02(b), (c), or (d), or (iii) fraud. The aggregate amount of all Losses for which an Indemnifying Party will be liable pursuant to clauses (i), (ii) and (iii) in the immediately preceding sentence shall be the Purchase Price.
(c)    For purposes of this Article 7, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation and warranty, other than any references to “material” in connection with any lists or schedules or references to items or information “made available” to the other party.

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(d)    No Losses may be claimed under Section 7.02 or Section 7.03 by any Indemnified Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Article 2.
Section 7.05    Indemnification Procedures.
(a)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or material defenses by reason of such failure. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all material written evidence contained in the notice of the Third Party Claim and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right, upon written notice to the Indemnified Party within 30 Business Days after the receipt of any such notice, to undertake the defense and control of such Third-Party Claim, including the right to appoint lead counsel, but if and only if (i) the Indemnifying Party agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party is solely obligated to satisfy and discharge such Third Party Claim; (ii) such claim does not involve criminal actions or allegations of criminal conduct or a claim for injunctive relief; (iii) the defense of such claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party’s business; and (iv) the Indemnified Party reasonably believes that the Indemnifying Party will have sufficient funds to satisfy the full amount of any adverse monetary judgment that may result from such claim. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party will have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to defend such Third-Party Claim, fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or is not permitted to assume the defense of such claim pursuant to clauses (i)-(iv) above, the Indemnified Party may, subject to Section 7.05(b), pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyer will cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.02(b)) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party will not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party (other than any such liability or obligation satisfied by the Indemnifying Party) and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations

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in connection with such Third-Party Claim (such offer, a “Total Release Firm Offer”) and the Indemnifying Party desires to accept and agree to such Total Release Firm Offer, the Indemnifying Party will give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such Total Release Firm Offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim at its sole cost and expense and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such Total Release Firm Offer. If the Indemnified Party fails to consent to such Total Release Firm Offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such Total Release Firm Offer to settle such Third-Party Claim. If a firm offer (other than a Total Release Firm Offer) is made to settle a Third-Party Claim, the Indemnifying Party may not settle such Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.
(c)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) may be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof promptly upon becoming aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party will allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party will assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party will be deemed to have rejected such claim, in which case the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 7.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement will be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 7.07    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 6.02 or Section 6.03, as the case may be.
Section 7.08    Exclusive Remedies. Subject to Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy after the Closing Date with respect to any and all claims (other than claims arising from the intentional fraud of a party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Article 7, and no other remedy shall be had (all of which are hereby waived) pursuant to any contract, misrepresentation, negligence, strict liability or tort theory of Law

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or equity, violation of Law or otherwise. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action after the Closing Date for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 7. Nothing in this Section 7.08 will limit any Person’s right to seek and obtain any equitable relief to which any Person will be entitled pursuant to Section 9.12 or to seek any remedy on account of intentional fraud by any party.
Section 7.09    Insurance. The indemnification obligations of an Indemnifying Party under this Article 7 shall be adjusted so as to give effect to any amounts actually recovered by the Indemnified Party under applicable policies of insurance acquired by the Company prior to the Closing Date (net of any expenses of collection) that provide coverage against the circumstances giving rise to such claim.
Section 7.10    Mitigation. Each of the parties agrees to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to, or does, give rise to any Losses that are indemnifiable under this Article 7; provided, however, that this sentence shall not require any party hereto to initiate or pursue litigation or other claims against third parties in respect of such Loss. Any failure by an indemnitee to successfully mitigate Losses shall not relieve any indemnitor of its obligations under this Article 7.
Section 7.11    Sellers’ Representative.
(a)    Each Seller and GAA approves the designation of and designates Gold as the representative of Sellers and GAA and as the attorney-in-fact and agent for and on behalf of each Seller and GAA (the “Sellers’ Representative”) with respect to claims under this Article 7, disputes under Section 9.11, and all other matters under this Agreement where reference is made to the Sellers’ Representative, and the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Sellers’ Representative under this Agreement, including the exercise of the power to:
(i)    authorize, agree to, or initiate any proceeding objecting to any adjustments to the Purchase Price pursuant to Section 2.05(e) of this Agreement;
(ii)    agree to, negotiate, enter into settlements and compromises of, initiate legal proceedings with respect to and comply with orders of courts and awards of arbitrators with respect to, any claims arising under this Article 7;
(iii)    arbitrate, resolve, settle or compromise any claim made under this Article 7; and
(iv)    take all actions necessary in the judgment of the Sellers’ Representative for the accomplishment of the foregoing.
(b)    In addition to the matters set forth in Section 7.11(a), the Sellers’ Representative will have authority and power to act on behalf of each Seller and GAA with respect to the disposition, settlement or other handling of:
(i)    all claims under this Article 7;

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(ii)    all rights and obligations arising under this Article 7;
(iii)    all disputes under Section 9.11 of this Agreement;
(iv)    any disputes, claims or other proceedings relating to the adjustments described in Section 2.05 of this Agreement;
(v)    any election to waive any condition or provision of this Agreement; and
(vi)    the execution and delivery of any certificates, certifications, representation letters, or other documents required to be delivered by Sellers pursuant to the terms of this Agreement.
(c)    Sellers and GAA will be bound by all actions taken and documents executed and delivered by the Sellers’ Representative in his capacity as Sellers’ Representative hereunder, including actions taken in connection with Section 2.05 and this Article 7, and Buyer will be entitled to rely on any action or decision of the Sellers’ Representative.
(d)    In performing the functions specified in this Agreement, the Sellers’ Representative will not be liable to any Seller, GAA or Buyer in the absence of willful misconduct on the part of the Sellers’ Representative. Sellers will jointly and severally indemnify the Sellers’ Representative and hold him harmless against any Loss incurred without willful misconduct on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.
(e)    The Sellers’ Representative will not be entitled to receive any compensation from Buyer, GAA, Sellers or the Company in connection with this Agreement. Any out-of-pocket costs and expenses reasonably incurred by the Sellers’ Representative in connection with actions taken by the Sellers’ Representative under the terms of this Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) will be paid by Sellers (on a pro rata basis in accordance with their respective Ownership Interests) to the Sellers’ Representative.
(n)    If the individual serving as the Sellers’ Representative dies, becomes unable to perform the responsibilities hereunder or resigns, a substitute representative will be appointed by Sellers representing a majority of the Closing Cash Payment to be received by Sellers as set forth in Section 3.03 of the Disclosure Schedules. The Sellers’ Representative may resign as the Sellers’ Representative hereunder, effective upon a new representative being appointed in writing. The new Sellers’ Representative will provide notice to Buyer of the occurrence of such event.
(f)    The provisions of this Section 7.11 are independent and severable, will constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by each Seller and GAA to the Sellers’ Representative and will be binding upon the executors, heirs, legal representatives and successors of each Seller and GAA and any references in this Agreement to a Seller or GAA will include the successor to Sellers’ or GAA’s rights hereunder, whether under testamentary disposition, the Laws of descent or otherwise.
ARTICLE 8
TERMINATION

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Section 8.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of (i) Gold, GAA and Buyer prior to the GAA Distribution or (ii) Sellers and Buyer after the GAA Distribution;
(b)    by Buyer by written notice to the Sellers’ Representative if:
(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers, GAA or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 6 and such breach, inaccuracy or failure, if capable of cure, cannot be cured by Sellers or the Company by July 1, 2014 (the “Drop Dead Date”); or
(ii)    any of the conditions set forth in Section 6.01 or Section 6.02 will not have been fulfilled, or are not capable of being fulfilled, by the Drop Dead Date, unless such failure will be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions of this Agreement to be performed or complied with by it prior to the Closing;
(c)    by (i) Gold and GAA prior to the GAA Distribution or (ii) Sellers after the GAA Distribution, in each case by written notice to Buyer if:
(i)    Sellers, GAA or the Company are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 6 and such breach, inaccuracy or failure, if capable of cure, cannot be cured by Buyer by the Drop Dead Date; or
(ii)    any of the conditions set forth in Section 6.01 or Section 6.03 will not have been fulfilled, or are not capable of being fulfilled, by the Drop Dead Date, unless such failure will be due to the failure of Sellers or GAA to perform or comply with any of the covenants, agreements or conditions of this Agreement to be performed or complied with by them or it prior to the Closing; or
(d)    by Buyer or Sellers by written notice to the other parties in the event that:
(i)    there will be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)    any Governmental Authority will have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order will have become final and non-appealable.
Section 8.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 8, this Agreement will immediately become void and there will be no liability on the part of any party except:
(a)    as set forth in this Article 8 and Section 5.01(d) and Article 9 of this Agreement; and

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(b)    that nothing in this Agreement will relieve any party from liability for any intentional breach of any provision of this Agreement.
ARTICLE 9
MISCELLANEOUS
Section 9.01    Publicity. The parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may, in the reasonable judgment of the releasing party, be required by applicable Laws or, with respect to Buyer, any rule or regulation of the New York Stock Exchange, in which case the releasing party shall use commercially reasonable efforts to notify the other party in advance as to the contents and timing thereof and to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, Sellers and Buyer may each issue a press release on the Closing Date, provided that the party issuing such release shall obtain the other party’s approval of such release prior to its issuance (which approval shall not be unreasonably withheld, conditioned or delayed). The parties agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or any rule or regulation of the New York Stock Exchange or for financial reporting purposes and except that the parties may disclose such terms to their respective accountants and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such accountants and Representatives agree to keep the terms of this Agreement confidential).
Section 9.02    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.
Section 9.03    Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement will be in writing and will be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 9.03):

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If to the Company (prior to the Closing):	Top Third Ag Marketing LLC 100 South Wacker Drive, Suite 1225 Chicago, IL 60606 Attention: Mark Gold E-mail: mgold@topthird.com Facsimile: 312-706-7580
If to the Sellers or Sellers’ Representative:	Mark Gold 100 South Wacker Drive, Suite 1225 Chicago, IL 60606 E-mail: mgold@topthird.com Facsimile: 312-706-7580
with a copies (which shall not constitute notice) to:	Sidley Austin LLP One South Dearborn Chicago, IL 60603 Attention: John O’Hare, Esq. E-mail: johare@sidley.com Facsimile: 312-853-7036 and:
Kelly, Olson, Michod, DeHaan & Richter, LLC
333 West Wacker Drive, Suite 2000
Chicago, IL 60606
Attention: Marc J. Chalfen, Esq. and Mark A. Costa
E-mail: mchalfen@komdr.com and mcosta@komdr.com
Facsimile: 312-236-6706

If to Buyer or to the Company after the Closing:	GAIN Capital Holdings, Inc. 135 US Highway 202/206 Suite 11 Bedminster, NJ 07921 Attention: Diego Rotsztain, Esq., General Counsel E-mail: drotsztain@gaincapital.com Facsimile: 610-408-0600
with a copy (which shall not constitute notice) to:	Drinker Biddle & Reath LLP 105 College Road East Princeton, NJ 08542 Attention: Ian P. Goldstein, Esq. E-mail: ian.goldstein@dbr.com Facsimile: 609-799-7000
Section 9.04    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “by this Agreement,” “to this Agreement,” “in this Agreement,” “of this Agreement,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. Unless the context otherwise requires, references in this Agreement: (i) to Articles, Sections, Disclosure Schedules, Buyer Disclosure Schedules and Exhibits mean the Articles and Sections of, Disclosure Schedules, Buyer Disclosure Schedules and Exhibits attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto

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and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Buyer Disclosure Schedules and Exhibits referred to in this Agreement will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
Section 9.05    Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.
Section 9.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
Section 9.07    Entire Agreement. This Agreement and the Confidentiality Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained in this Agreement, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, between the parties with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits, Disclosure Schedules and Buyer Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules or Buyer Disclosure Schedules, as the case may be), the statements in the body of this Agreement will control. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF BUYER, GAA, SELLERS OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
Section 9.08    Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed, except that Buyer may assign its rights (but not delegate its obligations) hereunder to any Affiliate of Buyer or as provided in Section 9.09. Notwithstanding any provision herein to the contrary, Buyer may collaterally assign its rights hereunder to its lenders under its primary bank credit agreement, or to any Person in connection with the sale of all or substantially all of the assets or business of Buyer. No assignment will relieve the assigning party of any of its obligations under this Agreement.

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Section 9.09    No Third-Party Beneficiaries. Except as provided in Article 7, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.
Section 9.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party. No waiver by any party of any of the provisions of this Agreement will be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 9.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement will be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule.
(b)    EXCEPT AS PROVIDED IN SECTION 2.05, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE INSTITUTED BY A PARTY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IF IT HAS OR CAN ACQUIRE JURISDICTION, OR ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH IN THIS AGREEMENT WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS

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WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).
Section 9.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the parties will be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.
Section 9.13    Conflicts and Privilege. Buyer, on behalf of itself and its Affiliates (which for this purpose, shall be deemed to include the Company) agrees that, notwithstanding any current or prior representation of the Company by John Belom, Esq., Sidley Austin LLP and Kelly, Olson, Michod, DeHaan & Richter, LLC (the “Counsel”), the Counsel shall be allowed to represent Sellers and any of their Affiliates in any matters and disputes adverse to Buyer and the Company that either are existing on the date hereof or arise in the future. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company) hereby waives any claim that Buyer or the Company has or may have that any of the Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and agrees that, if a dispute arises after the Closing between Buyer or the Company and any Seller or any of their Affiliates, then any or all of the Counsel may represent Sellers or such Affiliate in such dispute even though the interests of Sellers or such Affiliate may be directly adverse to Buyer or the Company and even though the Counsel may have represented the Company in a matter substantially related to such dispute. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company), also agrees that, as to all communications between or among the Counsel and Sellers, the Company, and/or any of their respective Affiliates that occurred prior to the Closing and related to the negotiation of this Agreement and the agreements, certificates and other documents contemplated hereby, the attorney-client privilege and the expectation of client confidence belong to Sellers and may be controlled by Sellers and shall not pass to or be claimed by Buyer or the Company. Sellers hereby acknowledge and agree that, for all other communications between or among the Counsel and Sellers, the Company, and/or any of their respective Affiliates that occurred prior to the Closing and for which the Company had the right, prior to the Closing, to assert and waive the attorney-client privilege, the Company’s right to assert and waive the attorney-client privilege and expectation of client confidence shall pass to and be claimed by Buyer and the Company. Notwithstanding the foregoing, if an inquiry or dispute arises after the Closing between the Company and a third party (other than Sellers or an Affiliate of Sellers), then the Company (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by the Counsel; provided that if the Company elects to waive such privilege, the Company shall provide Sellers with reasonable advance notice of such waiver.
Section 9.14    Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of either the Disclosure Schedules or the Buyer Disclosure Schedules (the “Schedules”) shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent. The Schedules and Exhibits to this Agreement are qualified in their entirety by reference to specific provisions of this Agreement. The Schedules to this Agreement are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed, and any fact or item disclosed in the Schedules to this Agreement shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and no disclosure in the

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Schedules to this Agreement relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. References in any Schedules to this Agreement to any agreement, plan, instrument, document or legal proceeding are qualified in their entirety by reference to more detailed information in documents attached thereto or previously delivered or made available to Buyer and its representatives.
Section 9.15    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, or have caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

GAIN CAPITAL HOLDINGS, INC.
By /s/ Diego Rotsztain Name: Diego Rotsztain Title: EVP and Head of Corporate Development

LUCKY GOOD DOG, L.L.C.
By /s/ Andrew Daniels Name: Andrew Daniels Title: Managing Member
/s/ Mark Gold MARK GOLD

/s/ Glenn A. Swanson GLENN A. SWANSON

SELLERS’ REPRESENTATIVE
/s/ Mark Gold MARK GOLD

TOP THIRD AG MARKETING LLC
By /s/ Mark Gold Name: Mark Gold Title: President

GLOBAL ASSET ADVISORS, LLC
By /s/ Andrew Daniels Name: Andrew Daniels Title: CEO

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